Act File No. 333-XXXXXX

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NATIONWIDE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
OHIO	63	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert W. Horner, III
Vice President – Corporate Governance and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  (614) 249-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	[X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
[ ]
Large accelerated filer	[ ]
Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[X]
Smaller reporting Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Interests in Market Preservation Investment	*	*	$360,000,000	$20,088.00

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these variable annuity contracts are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

MARKET PRESERVATION INVESTMENT
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  1-800-848-6331
The date of this prospectus is ______, 2009.

This prospectus must be read along with the appropriate variable annuity contract prospectus.  Both prospectuses should be read carefully and maintained for future reference.

This prospectus describes investment options referred to as Market Preservation Investments (“MPIs”) issued by Nationwide Life Insurance Company (“Nationwide”).  The MPIs are investment options available under certain variable annuity contracts issued by Nationwide.  Generally, the variable annuity contracts offered by Nationwide provide an array of underlying mutual fund investment options to which the variable annuity contract owner allocates his or her purchase payments.  The MPIs are separate fixed interest investment options available under the variable annuity contracts.

The MPIs provide periodic credits to MPI allocations that are based on a crediting rate determined by Nationwide that is tied to the Index (the Standard and Poor’s 500 Composite Stock Price Index®).  The crediting rate used to calculate the credit will never be less than 0% and will never be more than the MPI Return Cap, which is set by Nationwide based on: market conditions; the cost of hedging options used to support Nationwide’s guarantee obligations associated with the MPI; and investment yields available to Nationwide at the time the MPI Return Cap is set.

Variable annuity contract prospectuses contain important disclosure about the variable annuity contract and should be reviewed carefully before investing.

This prospectus provides important information that a prospective investor in an MPI should know before investing.  Please read this prospectus carefully and keep it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The MPIs described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.

WITHDRAWALS AND TRANSFERS FROM AN MPI BAND PRIOR TO THE END OF AN MPI PERIOD…………………...........…..6

Available Information

Nationwide Life Insurance Company files reports with the Securities and Exchange Commission (“SEC”) on Forms 10-Q, 10-K and 8-K.

The public may read and copy these reports at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Nationwide Life Insurance Company, that file electronically with the SEC (http://www.sec.gov).

GLOSSARY

Business Day – Any day that the New York Stock Exchange is open for trading.

Index – The Standard and Poor’s 500 Composite Stock Price Index®.  At its sole discretion, Nationwide reserves the right to change the index for new MPI Bands.

Market Preservation Investment (“MPI”) – An investment option available in certain Nationwide variable annuity contracts. Nationwide guarantees that, while an investor’s assets are allocated to the MPI, those assets will not lose value and may earn an MPI Performance Credit.

MPI Band – The total of all allocations made to the MPI each Business Day in a given variable annuity contract. Each MPI Band has its own MPI Return Cap and MPI Period.

MPI Band Value – The value of the allocation in an MPI Band.  Nationwide uses the MPI Band Value to calculate each MPI Performance Credit.

MPI Performance Credit – The amount (calculated based on the performance of the Index) that Nationwide applies to the variable annuity contract at the end of an MPI Period.

MPI Period – The one-year period (365 days) following the date of an allocation to an MPI ,starting with the date money is allocated to the MPI and ending one year later. Each MPI Band will have its own MPI Period.

MPI Return Cap – The maximum crediting rate that Nationwide will use to calculate the MPI Performance Credit. Each MPI Band will have its own MPI Return Cap.

INFORMATION ABOUT THE MARKET PERFORMANCE INVESTMENT

General Information

The Market Performance Investment (“MPI”) is a separate investment option available under certain Nationwide variable annuity contracts. Amounts allocated to the MPI are held in Nationwide’s general account and are guaranteed to maintain their value if amounts remain allocated to the MPI until the expiration of the MPI Period.  At the end of the MPI Period, Nationwide may apply an MPI Performance Credit, which is based on the performance of the Index.

As long as assets are allocated to the MPI and variable annuity contract charges have not been deducted from the MPI (see “Charge for the MPI” below), those assets are guaranteed in full by Nationwide. The assets of Nationwide’s general account are available for the purpose of meeting the guarantees associated with the MPI, and are subject to Nationwide’s claims paying abilities.

Charge for the MPI

Nationwide does not charge a fee for the MPI.  However, the variable annuity contract through which the MPI is offered may assess contract charges on assets allocated to the MPI. Any such contract charges will be assessed as indicated in the variable annuity contract and prospectus.  Variable annuity contract charges deducted from the MPI will reduce the MPI Band and the amount of any MPI Performance Credit.

MPI Allocations

For each variable annuity contract, all the MPI allocations for that Business Day will be aggregated, creating an MPI Band. Any allocations made to the MPI on subsequent Business Days will create a separate MPI Band.  Each MPI Band will have its own MPI Period, MPI Return Cap and MPI Performance Credit calculation.

There is no minimum amount that must be allocated to an MPI. There is no limit on the number of MPI Bands that a variable annuity contract owner can have.

MPI Return Cap

The MPI Return Cap is the maximum crediting rate Nationwide will use to calculate the MPI Performance Credit at the end of the MPI Period.  The MPI Return Cap will never be less than 3%.  A potential investor can find out what the MPI Return Cap will be for new allocations by contacting Nationwide at the telephone number and address listed on page 1 of this prospectus.  Additionally, the MPI Return Cap will be noted on the confirmation statement for any new allocation into the MPI.

The MPI Return Cap is set by Nationwide at its sole discretion and is based on general market conditions, the cost of hedging options used to support Nationwide’s guarantee obligations associated with the MPI and investment yields available to Nationwide at the time the MPI Return Cap is set.  In general, as the investment yields available to Nationwide increase and/or the cost of hedging options decrease, the MPI Return Cap will increase.  As the investment yields available to Nationwide decrease and/or the cost of hedging options increase, the MPI Return Cap will decrease.

MPI Period

The MPI Period for each MPI Band will begin on the date money is allocated to the MPI and lasts for one year.

The MPI Performance Credit Calculation

The MPI Performance Credit is the amount Nationwide applies to the variable annuity contract at the end of the MPI period and is based on the percentage increase of the Index from the first Business Day of the MPI Period to the last Business Day of the MPI Period.

Nationwide may change the Index at its sole discretion.  In the event Nationwide changes the Index, Nationwide will continue to calculate the MPI Performance Credit using the previous Index on any existing MPI Bands until the end of their MPI Periods. Only new MPI Bands will be measured by the new Index.  Contract owners can obtain information about the Index by contacting Nationwide's home office at the telephone number listed on page 1 of this prospectus.

If, at the end of the MPI Period, the Index is higher than it was on the first day of the MPI Period, Nationwide will perform the MPI Performance Credit calculation to determine the amount of the MPI Performance Credit to be applied to the variable annuity contract.  (The performance of the Index is measured without regard to capital gains and dividends.)  The calculation is shown in the following formula:

MPI Performance Credit = (Index Factor) x (MPI Band Value)

The “Index Factor” equals the lesser of A or B, where:

A	=	Index closing priceMPI Period day 365 – Index closing price MPI Period day 1
Index closing priceMPI Period day 1
B	=	MPI Performance Cap

Example:
Index closing priceMPI Period day 1	=	1000
Index closing price MPI Period day 365	=	1025
MPI Band Value	=	$10,000
MPI Performance Cap	=	3% or 0.03

Index Factor	=	Lesser of (1025-1000)/1000 or 0.03
	=	Lesser of 0.025 or 0.03
	=	0.025

MPI Performance Credit	=	0.025 x $10,000
	=	$250

If, at the end of the MPI Period, the Index is lower than it was on the first day of the MPI Period, Nationwide will not apply an MPI Performance Credit to the variable annuity contract.  However, in no event will a net decrease in the Index result in a loss or deduction from the MPI Band Value.

If the last day of an MPI Period falls on a Saturday, Sunday, or other day that the New York Stock Exchange is not open for trading, calculations will be performed on, and using data as of, the last Business Day of the MPI Period.

Nationwide will apply any MPI Performance Credit to the variable annuity contract on the last Business Day of the MPI Period.  The MPI Performance Credit will be allocated according to the future allocation instructions on file with Nationwide as of the last Business Day of the MPI Period.  Future allocation instructions will be required to be submitted to Nationwide as a condition of allocating to the MPI.  If, for any reason, a particular investment option designated in the future allocation instructions is not available on the last Business Day of the MPI Period, Nationwide will apply the entire amount of the credit in accordance with the terms of the variable annuity contract.

Withdrawals and Transfers from an MPI Band prior to the end of an MPI Period

Withdrawals and transfers can be taken from the MPI at any time.  However, the variable annuity contract which includes the MPI as an investment option may restrict withdrawals and transfers.  Please note that any withdrawal or transfer from an MPI Band prior to the end of its MPI Period will reduce the MPI Band Value, which will also reduce the amount of any MPI Performance Credit. For example, if the amount allocated to an MPI Band was $20,000 at the beginning of the MPI Period and the contract owner withdraws $5,000 sometime during the MPI Period, the MPI Band Value will be reduced to $15,000 and only $15,000 will be eligible for the MPI Performance Credit at the end of the MPI Period.

There is no minimum withdrawal amount that must be taken from the MPI.

DISTRIBUTION (MARKETING) OF THE VARIABLE ANNUITY CONTRACT

 The MPI is available only as an investment option under certain variable annuity contracts issued by Nationwide. The appropriate variable annuity contract prospectus and the Statement of Additional Information should be consulted for information regarding the distribution of the variable annuity contracts.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The latest Annual Report on Form 10-K for Nationwide has been filed with the Securities and Exchange Commission.  It contains additional information about Nationwide, including audited consolidated financial statements for the last fiscal year.  Nationwide filed the most recent Form 10-K on March 2, 2009, and the most recent Form 10-Q on May 8, 2009 (Securities Act of 1933 Act File No. 002-64559).  These reports are incorporated by reference.

If requested, Nationwide will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents).  To request these documents, contact us at:

In writing:                     Nationwide Life Insurance Company
       5100 Rings Road, RR1-04-F4
       Dublin, Ohio 43017-1522
By telephone:              1-800-848-6331
By the internet:            http://www.nationwide.com

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Market Preservation Investment described in this prospectus and the organization of Nationwide, its authority to issue the Market Preservation Investment under Ohio law, and the validity of the Market Preservation Investment  under Ohio law have been passed on by Nationwide's Office of General Counsel.

ABOUT NATIONWIDE

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

EXPERTS

The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the December 31, 2008 consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and  subsidiaries adopted the American Institute of Certified Public Accountants' Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Variable Annuity Contracts, in 2007.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution

Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$20,088
Estimated Cost of printing and engraving	$32,000
Estimated Legal fees	$32,000
Estimated Accounting fees	$9,600
Estimated Mailing fees	$25,000

Item 14.                 Indemnification of Directors and Officers

Ohio's General Corporation Law expressly authorizes and Nationwide’s Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:

•	any threatened, pending or completed civil action, suit or proceeding;
•	any threatened, pending or completed criminal action, suit or proceeding;
•	any threatened, pending or completed administrative action or proceeding;
•	any threatened, pending or completed investigative action or proceeding.

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio's General Corporation Law.
Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and the directors, officers and/or controlling persons will be governed by the final adjudication of such issue.  Nationwide will not be required to seek the court’s determination if, in the opinion of Nationwide’s counsel, the matter has been settled by controlling precedent.

Item  15.                 Recent Sales of Unregistered Securities – not applicable.

Item 16.                 Exhibits and Financial Schedules

 (a)                 Exhibit              Description

1	Form of Underwriting Agreement - filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.
2	Not applicable
3(i)
Amended Articles of Incorporation Nationwide Life Insurance Company - filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

3(ii)
Nationwide Life Insurance Company Amended and Restated Code of Regulations - filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

4	Not applicable
5	Opinion Regarding Legality – attached hereto.
6	Not applicable
7	Not applicable
8	None
9	Not applicable
10	Not applicable.
11	Not applicable
12	Not applicable
13	Not applicable
14	Not applicable
15	Not applicable
16	Not applicable
17	Not applicable
18	Not applicable
19	Not applicable
20	Not applicable
21	Subsidiaries of the Registrant - filed previously on October 2, 2008, with Pre-Effective Amendment 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.
22	Not applicable
23(i)	Consent of Independent Registered Public Accounting Firm – To be filed by subsequent pre-effective amendment.
23(ii)	Consent of Counsel - Attached hereto as Exhibit 5.
24	Power of Attorney - Attached hereto.
25	Not applicable

26	Not applicable
27	Not applicable

(b)	Financial Statement Schedules

Incorporated by reference via Form 10-K on March 2, 2009 and the most recent 10Q on May 8, 2009 (Securities Act of 1933 Act File No. 002-64559).

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of Variable annuity contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 2nd of July, 2009.

NATIONWIDE LIFE INSURANCE COMPANY
                                                           (Registrant)
By: /s/ W. MICHAEL STOBART
                                                          W. Michael Stobart

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on this 2nd of July, 2009.

MARK R. THRESHER
Mark R. Thresher, President, Chief Operating Officer and Director
LAWRENCE A. HILSHEIMER
Lawrence A. Hilsheimer, Executive Vice President-Finance and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
PETER A. GOLATO
Peter A. Golato, Senior Vice President-Individual Protection Business Head and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director

By /s/ W. MICHAEL STOBART
W. Michael Stobart
Attorney-in-Fact